UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   April 29, 2008

Buckeye GP Holdings L.P.

(Exact Name of Registrant Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32963 (Commission File Number)	11-3776228 (I.R.S. Employer Identification No.)

Five TEK Park 9999 Hamilton Blvd.
Breinigsville, Pennsylvania	18031
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (610) 904-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Effective as of April 29, 2008, W. Barnes Hauptfuhrer resigned from his position from the Board of Directors of MainLine Management LLC (“MainLine Management”), the general partner of Buckeye GP Holdings L.P. (“BGH”), and from the Board’s Audit Committee.  Mr. Hauptfuhrer became a director of MainLine Management in September 2006.  The resignation of Mr. Hauptfuhrer was not the result of any disagreement with MainLine Management or BGH on any matter relating to either entity’s operations, policies or practices.

(d)           Effective immediately following the effectiveness of the resignation of Mr. Hauptfuhrer, BGH GP Holdings, LLC, the sole member of MainLine Management, appointed Oliver “Rick” G. Richard, III to the Board of Directors of MainLine Management.  Subsequent to such appointment, the Board of Directors of MainLine Management elected Mr. Richard to the Audit Committee of MainLine Management, effective April 29, 2008.

Mr. Richard, 55, is currently the owner and president of Empire of the Seed LLC, a private consulting firm in the energy and management industries, as well as the private investments industry.  Mr. Richard served as Chairman, President and Chief Executive Officer of Columbia Energy Group (“Columbia Energy”) from April 1995 until Columbia Energy’s acquisition by NiSource Inc. in November 2000.  Mr. Richard was appointed by President Regan and confirmed by the United States Senate to the Federal Energy Regulatory Commission, serving from 1982 to 1985.  There is no arrangement or understanding between Mr. Richard and any other persons pursuant to which he was appointed as a director.  There are no relationships between Mr. Richard and MainLine Management that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKEYE GP HOLDINGS L.P.

By:	MAINLINE MANAGEMENT LLC,
its General Partner

	By:	STEPHEN C. MUTHER
Stephen C. Muther
President

Dated: April 29, 2008